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                                                                  EXHIBIT 10.17
                                                                  -------------

                                EKCO GROUP, INC.
                               98 Spit Brook Road
                                Nashua, NH 03062


                                                     December 4, 1996



Mr. Robert Stein
30 Blood Road
Andover, MA  01810


      RE:   SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
            ------------------------------------------

Dear Bob:

      This letter sets forth the terms of your agreement with Ekco Group, Inc. (the "Company") and its subsidiaries and affiliates ("Ekco") regarding the termination of your employment with Ekco.
We have agreed as follows:



I. TERMINATION OF EMPLOYMENT: The effective date of the termination of your employment will be the date set forth above (the "Separation Date"). You hereby resign from your positions as an employee of and the President and Chief Executive Officer of the Company and from all other offices, directorships and other positions which you hold with Ekco, in each case effective as of the Separation Date. You agree to execute such documents as Ekco may from time to time reasonably request to evidence the foregoing. From and after the Separation Date you shall have no authority to, and shall not, represent yourself as an officer, director, trustee, employee or agent of Ekco.

      1. SEVERANCE PAYMENTS: Your resignation shall be treated as a termination by the Company of your employment without "Good Cause" pursuant to the Amended and Restated Employment Agreement dated May 25, 1995 as amended (the "Employment Agreement") between you and the Company. You and the Company agree that the terms of this Agreement supersede the terms of the Employment Agreement, except as explicitly set forth in Section 8 below. On January 2, 1997, or, if later, the eighth day following your execution of this Agreement, provided you have not exercised your right of rescission described in Section 11 below, the Company will pay you by wire transfer a lump sum of One Million Nine Hundred Seventeen Thousand Dollars ($1,917,000) less such amounts as the Company customarily deducts and withholds from compensation payments. In addition to such amount, you have an accrued vested benefit of $592,147 pursuant to the Company's Supplemental Employee Retirement Program (the "SERP"). The Company will pay such amount to you in lieu of any other payment or benefit under the SERP, in a lump sum, by wire



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Mr. Robert Stein
December 4, 1996
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transfer, on January 2, 1997, less such amounts as the Company is required to withhold for income tax purposes. In addition, the Company shall also reimburse you for expenses incurred by you in connection with your employment with the Company in accordance with past practice through the Separation Date, provided that you submit such expense reimbursement request to the Chief Financial Officer of the Company prior to January 15, 1997.

     2. SEVERANCE BENEFITS: Until the earlier of (i) November 30, 1999 and (ii) the commencement of your full-time employment with an employer who offers you at least comparable benefits in the particular benefit category at the same or at a lower cost than is then being provided by the Company, the Company will provide you with medical, dental and group life insurance coverage and excess life insurance coverage, in the same amounts and on the same terms and conditions as it now provides such coverage to you. You agree to continue to pay the Company for your share of the cost of such benefits by paying the Company, within thirty
(30) days of the invoice thereof, for such amounts. In the event that an employer offers you comparable benefits in a particular benefit category at a greater cost than that which you are then paying to the Company, at the Company's option, you will accept such benefit(s) in lieu of those provided by the Company, and the Company will reimburse you for the difference in the cost (or, if such reimbursement is taxable to you, an amount equal to 140% of such cost). In the event the Company cannot continue your coverage under the terms of the applicable policies, the Company shall cooperate with you in actions which may be reasonably necessary to allow you, to the extent possible, either (i) to buy such insurance policies, or (ii) to continue insurance coverage with the insurer writing the Company's applicable group policy outside of the Company's group plan. In the event that the Company does not or cannot provide you with coverage under its group policies, it shall pay to you 140% of your cost of obtaining comparable coverage, but in no event more than twice the cost which the Company paid for your coverage under its group policies prior to the Separation Date. For purposes of calculating the Company's costs of coverage as to which the Company self insures, the costs shall be the amount that the Company then charges individuals who elect to purchase COBRA continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 42 USCS [Section]1396a, ET. SEQ., following termination of their employment with the Company.

     3. PERSONAL PROPERTY: Within two weeks from the date of this Agreement, you will return to the Company, and not use, all property which belongs to Ekco or which otherwise pertains to its business, including without limitation any and all automobiles,



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Mr. Robert Stein
December 4, 1996
Page 3




documents and copies thereof, compilations of information in any form (including computer storage), software, keys, security access cards, credit cards, and travel letters. From this date forward, you shall not use any such credit card or credit devices except in the ordinary course of business consistent with past practice, and will reimburse the Company promptly for any personal charges made to date in accordance with the Company's practice.

     On or before December 16, 1996, you will transfer the account for your cellular phone (508-989-6098) and the telephone at your home (508) 475-4267) from Ekco to you or your designee. From this date forward, you shall not incur any charges with respect to such account except in the ordinary course of business consistent with past practice.

     4. ACKNOWLEDGEMENT/OTHER AGREEMENTS: The terms of this Agreement shall replace any and all rights which you otherwise may have had pursuant to the Employment Agreement (which agreement is hereby terminated except as specified below), Ekco severance, vacation accrual or other type of employment policy; and any rights you may have pursuant to any federal, state or local law, statute, ordinance or regulations, relating in any way to your employment with Ekco, the termination of such employment, or severance or compensation benefits incident to either.

     Except for any monies and stock in which you are 100% vested pursuant to the terms of the applicable plans due to you pursuant to the Company's 401(k) plan, Employee Stock Purchase Plan ("ESPP"), and the Ekco Group, Inc. Employee Stock Ownership Plan ("ESOP"), salary and expense reimbursement with respect to the period through the Separation Date and except as expressly set forth in this Agreement, you acknowledge that you have been paid all wages, commissions, bonuses, vacation pay and any and all other forms of compensation or benefit that may be due you now or in the future in connection with your employment or the termination of your employment with Ekco, including, without limitation, any rights you may have had to outplacement services, or reimbursement therefor, pursuant to your existing Employment Agreement.

     5. CONSULTATION/COOPERATION: You shall make yourself available, upon reasonable notice, through November 30, 1999 either by telephone or, in Ekco's discretion, in person, to assist Ekco in any matter relating to the services performed by you during your employment or later consulting with Ekco. To the extent such consultation involves more than deminimus time, the Company agrees to compensate you for your consulting services at a reasonable rate to be mutually agreed upon by you and the Company. You also shall



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Mr. Robert Stein
December 4, 1996
Page 4




cooperate fully with Ekco in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Ekco, including without limitation any claims or actions against its officers, directors and employees. Your cooperation in connection with such actions or claims shall include, without limitation, your being available to meet with Ekco or its designees in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, or to act as a witness in connection with any litigation or other legal proceeding affecting Ekco. Should you be contacted (directly or indirectly) by any person known by you to be adverse to Ekco with respect to any dispute with Ekco, you shall promptly (within 48 hours) notify the President of the Company. It is understood that your obligations under this Section 6 shall not unreasonably interfere with your other business obligations. The Company shall promptly reimburse you for reasonable out of pocket expenses incurred by you at Ekco's request in complying with your obligations under this Section 6. The Company agrees to indemnify, defend and hold you harmless from damages incurred by you in connection with providing such services to the same extent as the Company indemnifies its directors pursuant to the terms the Company's bylaws.

     6. RESTRICTED STOCK AND OPTIONS: We mutually acknowledge that as of the date hereof you are the holder of 103,795 shares of Ekco Group, Inc. Common Stock, $.01 par value ("Shares") which are subject to Restricted Stock Purchase Agreements (the "Restricted Shares") and rights to purchase up to 797,718 Shares ("Options") pursuant to Stock Option Agreements (the "Option Agreements"). Effective as of the later of the eighth day following your execution of this Agreement and the Separation Date, the Company waives its rights to repurchase the Restricted Shares and waives all restrictions on transfer with respect to such shares other than those imposed by applicable federal and state securities laws. The Company agrees not to exercise any right of repurchase prior to such date. You and the Company agree that all of your Options and rights under the Stock Option Agreements are hereby terminated, except for Options to purchase up to 124,000 Shares pursuant to a Stock Option Agreement dated June 22, 1988 and Options to purchase up to 69,000 Shares pursuant to a Stock Option Agreement dated January 18, 1990 (together, the "Remaining Option Agreements") which shall remain in full force and effect in accordance with their terms and which shall remain exercisable in accordance with their terms until June 4, 1997. Upon execution of this Agreement the Company will issue to you the Performance Units Rights Awards



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Mr. Robert Stein
December 4, 1996
Page 5




attached hereto as EXHIBITS 1-5. The Company represents that the grant of the Performance Units Rights Awards to you are exempt purchases pursuant to Rule 16b-3 and agrees to indemnify, defend and hold you harmless from all liabilities (including reasonable attorneys fees) arising out of the breach of this representation. Promptly upon payment of the full purchase price in accordance with the terms of the Remaining Option Agreements, the Company will deliver you the certificates representing such Shares in accordance with the terms of the Remaining Option Agreements. You acknowledge that upon waiver of the right of repurchase you will be deemed to have compensation income for federal income tax purposes equal to the fair market value of the Shares less the purchase price you paid for the Shares, and that the Company is required to withhold no less than 28% of the amount of such income. Further, you acknowledge that upon exercise of the Options you will also be deemed to have income for federal income tax purposes equal to the fair market value of the Shares as of the date of exercise, less the purchase price paid upon such exercise, and that upon exercise of Performance Unit Rights Awards you will also recognize income for federal income tax purposes, and that similarly the Company will be required to withhold on such date in accordance with applicable federal regulations. You hereby agree to cooperate with the Company in such withholding, and, upon receipt of notice from the Company, to pay to the Company amounts which are required under applicable federal and state tax laws, and hereby agree that Ekco may set-off from any amount it owes to you, or your affiliates, any amounts which you have not paid to Ekco as so required.

     7. NON-COMPETITION/NON-DISPARAGEMENT/CONFIDENTIALITY: The obligations set forth in "Section 9, Confidentiality and Non-Competition" of your Employment Agreement are reaffirmed and incorporated herein by reference, except that such obligations shall continue until November 30, 1999 provided that you have received and are continuing to receive all payments and benefits required to be paid and provided pursuant to this Agreement.

     Neither you nor Ekco shall make any statements that are disparaging about or adverse to the business interests of the other (including Ekco's officers, directors and employees) or which are intended to harm the reputation of the other including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Ekco. The Company will use reasonable efforts to cause its officers not to make any statements that are intended to harm you or your reputation.

     All information relating in any way to the subject matter of



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Mr. Robert Stein
December 4, 1996
Page 6




this Agreement, including the terms and amount of this Agreement, shall be held in confidence by you and Ekco and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as required by applicable law, or as may be required in connection with disputes under this Agreement. You and the Company acknowledge that promptly following the execution of this Agreement, the Company will disseminate the press release attached hereto as Exhibit 6.

     You acknowledge that the covenants set forth in this section are reasonable and necessary to protect Ekco's confidential and proprietary information and trade secrets, and that the specific time and scope provisions set forth in this paragraph are reasonable and necessary to protect Ekco's business interests. You further expressly acknowledge and agree that in the event of your breach of the covenants set forth in this paragraph, Ekco would suffer substantial irreparable harm and that Ekco would not have an adequate remedy at law for such breach. You therefore agree that in the event of a breach of any of these covenants, in addition to such other remedies as Ekco may have at law, Ekco, without posting any bond, shall be entitled to obtain, and you agree not to oppose, a request for equitable relief in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Ekco's right to seek and obtain damages or other relief at law or in equity on account of any such breach. The breach of any portion of this paragraph number 8 shall, in addition to any other remedy available to Ekco, entitle Ekco to recover all of its costs and expenses, including reasonable attorneys' fees, in enforcing its rights and your obligations under this Agreement.

     8. RELEASE OF CLAIMS: You agree and acknowledge that by signing this Agreement and accepting the Severance Payments and Benefits to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Ekco of any kind whatsoever for any matter occurring from the beginning of time through the Separation Date. Your waiver and release herein is intended to and shall bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Ekco seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other



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Mr. Robert Stein
December 4, 1996
Page 7



form of monetary recovery whatsoever (including, without limitation, back pay, front pay, outplacement benefits or compensation, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Ekco through the Separation Date.

     Without limiting the foregoing general waiver and release, you specifically waive and release Ekco from any Claim arising from or related to your employment relationship with Ekco or the termination thereof, including, without limitation:

** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the New Hampshire and Massachusetts anti-discrimination statutes, the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act and the Americans With Disabilities Act.

** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act and any similar state statute.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**   Any other Claim arising under state or federal law.



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Mr. Robert Stein
December 4, 1996
Page 8




     Notwithstanding the foregoing, this Section shall not release Ekco from the obligations expressly set forth in this Agreement, any ongoing indemnification obligation (including any right to advancement of expenses) set forth in the ByLaws of the Company or any of its subsidiaries, or with respect to the Indemnification Agreement dated as of July 30, 1986 between you and the Company (the "Indemnification Agreement") or as a matter of law, Remaining Option Agreements, or distributions not yet made to you under the terms of the ESOP, 401(k) or the ESPP. Without limiting the generality of the foregoing, the Company will indemnify, defend and hold you harmless against claims brought against you for recovery of amounts paid or payable to you under this Agreement, provided that such indemnification and defense shall be subject to the same limitations on indemnification as are applicable to indemnification of officers and directors under the Delaware General Corporation Law.

     While Ekco is not releasing you from any claims it may have against you, and Ekco has made no specific investigation of the basis for any such claims, Ekco represents to you that its executive officers and directors do not as of the date of this Agreement have actual knowledge of actions or omissions by you which may constitute the basis for any claims against you.

     9. OLDER WORKERS BENEFITS PROTECTION ACT: Because you are over 40 years of age, you have specific rights under the Older Worker Benefits Protection Act ("OWBPA") which prohibits discrimination on the basis of age. The release set forth in this Agreement is intended to release any right you may have against Ekco alleging discrimination on the basis of age.

     11. RESCISSION RIGHTS: Consistent with the provisions of OWBPA, you shall have twenty-one (21) days to consider and accept the terms of this Agreement by signing below. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a notice of rescission to the President of the Company. To be effective, such rescission must be postmarked or delivered in-hand within the seven (7) day period to the President of the Company.

     12. SPLIT DOLLAR LIFE INSURANCE/LETTER OF CREDIT: You and the Company will cooperate to cause that certain letter of credit issued by Fleet Bank of Massachusetts, N.A. in accordance with your existing Employment Agreement to be amended promptly upon execution of this Agreement to (i) reduce the aggregate amount thereof to $2,600,000 and (ii) secure the Company's obligations under
Section 2 of this Agreement in lieu of the Company's obligations under the



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Mr. Robert Stein
December 4, 1996
Page 9




Employment Agreement. Until the letter of credit is so amended, the Company agrees that the Company's obligations to you under Section 2 of this Agreement shall be deemed to be a surviving obligation under the Employment Agreement for purposes of the letter of credit, entitling you to draw on the letter of credit if and to the extent the Company breaches its obligations to you under Section 2 of this Agreement. Upon payment to you of the amounts referred to in Section 2, you will return the original letter of credit together with any amendment to the Company. Effective on December 15, 1996, you relinquish all right (including your right to acquire), title and interest, if any, you may have pursuant to that certain life insurance policy issued by The Guardian Life Insurance Company of America, and hereby assign to the Company all of your right, title and interest in and to such policy, provided, however, that at your request prior to such date the Company will cooperate with you to transfer such policy to you to the extent such transfer can be accomplished without cost to the Company.

     13. ENTIRE AGREEMENT: Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements, including without limitation your Employment Agreement, and sets forth the entire agreement between Ekco and you, other than the terms of the Remaining Stock Option, Performance Unit Rights Award and Restricted Stock Purchase Agreements referred to in paragraph 7, and the terms of the Company's Bylaws and the Indemnification Agreement which shall remain enforceable in accordance with their terms. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

     You are advised to consult an attorney before accepting this Agreement and acknowledge that you have had an opportunity to do so.



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Mr. Robert Stein
December 4, 1996
Page 10




     This Agreement is executed and shall take effect as an instrument under seal.


                                          Very truly yours,

                                          Ekco Group, Inc.



                                          By: /s/ MALCOLM L. SHERMAN
                                              -------------------------------
                                              Malcolm L. Sherman,
                                              Chairman


Agreed:


/s/ ROBERT STEIN
-----------------------
Robert Stein


Date: 12/4/96
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